Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement under the Securities Act of 1933, as amended, on Form S-8 of TPCO Holdings Corp. of our report dated August 5, 2021, with respect to the consolidated financial statements of CMG Partners, Inc., which comprise the consolidated balance sheets as of December 31, 2020 and 2019, the related consolidated statements of operation, stockholders’ (deficit) equity, and cash flows for each of the years ended December 31, 2020 and 2019, and the related notes, which report appears in TPCO Holdings Corp.’s Registration Statement on Form 10 (File No. 0-56348) initially filed with the Securities and Exchange Commission on August 9, 2021 and as subsequently amended.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Professional Accountants

November 10, 2021